                                                                  Exhibit (c)(2)

Strictly private & confidential
--------------------------------------------------------------------------------








Stone Container Corporation






Materials in support of the Fairness Opinion




August 2000



Deutsche Banc Alex. Brown identifies the US investment banking activities of DB Alex. Brown LLC (formerly BT Alex. Brown Incorporated) and Deutsche Bank Securities Inc., which are indirect subsidiaries of Deutsche Bank AG.

The information contained in this presentation regarding Stone Container Corporation ("Stone Container" or "Stone") was obtained from Stone Container management and other sources that we believe to be reliable, but has not been independently verified.

This presentation has been prepared for use of the Board of Directors of Stone Container only. It is confidential and may not be disclosed or provided to any third parties without the written permission of Deutsche Bank Securities Inc.

This presentation is prepared as of August 4, 2000 and reflects information made available to us prior to such date. It does not include information regarding all of the assessments made by Deutsche Bank Securities Inc. in arriving at its conclusions.

Contents
Section
        1          Overview of the transaction                   1
        2          Historical financial data                     7
        3          Selected analysis                             14

Overview of the transaction                                           Section 1

--------------------------------------------------------------------------------



Section 1


Overview of the transaction

Overview of the transaction                                            Section 1

--------------------------------------------------------------------------------

Transaction summary

Transaction:            [_] SCC Merger Co. ("Merger Co.") a wholly owned
                            subsidiary of Smurfit-Stone Container Corporation
                            ("Smurfit-Stone" or "SSCC") will merge with and into
                            Stone Container with Stone Container as the
                            surviving corporation

Preferred stock         [_] Each share of Stone Container Series E Preferred
consideration:              Stock ("Series E Preferred" or "Series E") shall be
                            converted into the right to receive

                            -- one share of Smurfit-Stone Series A Preferred
                               Stock ("Series A Preferred" or "Series A")

                            -- an amount of cash equal to the dividends in
                               arrears ($6.125 per share as of 8/15/00) on the Series E Preferred Stock less an amount per share for certain merger-related legal expenses ($0.12 per share)

Key conditions and      [_] The affirmative vote of at least two-thirds of the
shareholder agreement:      outstanding shares of Stone Container common stock
                            and Series E Preferred, voting together as a single
                            class

                        [_] The affirmative vote of at least two-thirds of the
                            outstanding shares of the Series E Preferred, voting as a separate class

Timing:                 [_] Transaction is expected to be announced on August 11
                            and the S-4 will be filed concurrently

                        [_] Closing anticipated shortly after the shareholder
                            meeting expected to be held in late September or October

Transaction expenses:   [_] Smurfit-Stone and the holders of Series E Preferred,
                            as a group, each will bear half the legal fees
                            incurred in connection with the transaction.

Voting agreement:       [_] Smurfit-Stone entered into a voting agreement with
                            Mariner Investment Group Inc., Delta Dividend Group
                            Inc., Mark Weissman and David Gale, major holders of
                            the Series E Preferred, to vote in favor of the
                            merger

Overview of the transaction                                           Section 1

--------------------------------------------------------------------------------

Preferred stock merger consideration


                                                 Per Series E preferred share
-------------------------------------------------------------------------------
Payment of accrued dividends through 8/15/00                $6.125
Less: Estimated share of expenses                           (0.12)
Estimated cash payment                                      $6.005
Series A preferred shares                                   1 share


Overview of the transaction                                            Section 1
--------------------------------------------------------------------------------

Merger structure


                                                                  [Artwork]
 .  Newly formed SCC Merger Co. a wholly-owned
   subsidiary of Smurfit-Stone
 . Consummate merger of SCC Merger Co. into Stone, with Stone as the surviving entity. Pursuant to the Merger:
   - each outstanding share of Series E Preferred will be converted into the right to receive one share of Smurfit-Stone Series A Preferred and a cash payment in the amount equal to the accrued and unpaid dividends on such stock less an amount related to certain merger-related legal expenses
   - each outstanding share of SCC Merger Co. will convert into a share of common stock of Stone.
     Issued and outstanding shares of common stock of Stone at the time of merger will remain outstanding and be unaffected
 . Obtain amendment under JSC (U.S.) credit agreement to pay dividend and issue intercompany loan to SSCC to pay Series A preferred dividends in arrears
   - At June 30, 2000, JSC had restricted payments basket availability of $121 million under its high yield indentures

Overview of the transaction                                            Section 1

--------------------------------------------------------------------------------

Transaction in context

 . The Series E Preferred Shares were issued in February 1992 by the then publicly held Stone Container

 . Dividends were paid until February 15, 1997, after which time continued payment of dividends would have violated covenants in Stone Container's borrowing agreements. At June 30, 2000, Stone Container's restricted payment basket under the 1994 and 1996 Senior Note and 1992 Senior Subordinated Note Indentures was a negative $1,018 million

 . Stone Container was acquired by Smurfit-Stone Container Corporation in
  November 1998. The Series E Preferred was left outstanding as part of the transaction

 . In March 1999, two directors were appointed to serve on the board of directors of Stone Container as representatives of the holders of the Series E Preferred (the "Representative Directors")

 . Beginning in early 2000, the Representative Directors encouraged executives of SSCC to consider a transaction which would address the dividend arrearage

 . Discussions and negotiations relating to the structure and terms of a possible transaction continued between the Representative Directors and executive officers of SSCC through August 2000

 . A merger agreement, related voting agreements and Preferred Stock Certificates of Designation have been drafted. Subject to board approval, the merger agreement will be submitted to Stone Container shareholders for a vote

 . The Merger would effect the conversion of the Stone Container Series E
  Preferred for Smurfit-Stone Series A Preferred Stock. Smurfit-Stone intends to pay the dividend on the Series A Preferred through borrowings from its Jefferson Smurfit Corporation (U.S.) subsidiary

Overview of the transaction                                            Section 1
--------------------------------------------------------------------------------

Series E Preferred and Series A Preferred - summary comparison of terms and conditions

                                Series E Preferred                                            Series A Preferred
                        --------------------------------------------- -------------------------------------------------------------

              Issuer:   Stone Container Corporation ("Stone")          Smurfit-Stone Container Corporation ("Smurfit-Stone")

            Security:   Series E Cumulative Convertible                Series A Cumulative Exchangeable Redeemable Convertible
                        Exchangeable Preferred Stock                   Preferred Stock

               Issue:   4.6 million shares at $25.00 per share,        4.6 million shares of Series A Preferred with a liquidation
                        totaling $115 million                          preference of $25.00/share

          Issue date:   2/92                                           Upon consummation of the Merger

            Dividend:   7 percent or $1.75 per share annual dividend   7 percent or $1.75 per share payable quarterly.  Dividends
                        payable quarterly as declared by the board     of the Series A Preferred shall be payable quarterly as
                        of directors                                   declared by the board and payable in cash unless (a) the
                        Dividend last paid on 2/15/97.  Arrearage as   aggregate amount of the dividends would exceed 10 percent
                        of 8/15/00 is $6.125 per share or $28,175,000  of net income (as defined in the Certificate of
                        in aggregate                                   Designation), (b) payment of dividends would breach a
                                                                       credit agreement or debt indenture, or (c) board of directors have made a determination that Smurfit-Stone does not have legally available funds.  To the extent the dividends are
                                                                       not paid in cash, they will be payable in additional shares of Series A Preferred

   Conversion rights:   Can be converted into 0.729 SSCC common        Can be converted into 0.729 SSCC common shares at a
                        shares at a conversion price of $34.28 per     conversion price of $34.28 per common share (SSCC common
                        common share (SSCC common price $11.25 on      price $11.25 on 8/4/00)
                        8/4/00)

            Exchange:   At the option of the issuer, convertible       At the option of the issuer, convertible to 7 percent
                        to 7 percent Convertible Subordinated          Convertible Subordinated Debentures due February 15, 2012
                        Debentures due February 15, 2007 at            at $25.00 per share
                        $25.00 per share

        Call feature:   After   2/15/00  $25.350 per share             After  2/15/00  $25.350 per share
                                2/15/01  $25.175 per share                    2/15/01  $25.175 per share
                                2/15/02  $25.000 per share                    2/15/02  $25.000 per share

Mandatory redemption:   None                                           February 15, 2012 in cash or in common shares of SSCC

       Voting rights:   One vote for each share on all matters         None, except as may be required by law or in connection
                        submitted to Stone's stockholders              with the modification of the certificate of designation
                        Entitled to elect two of Stone's directors     establishing the Series A Preferred Stock or the indenture
                        (Stone's board currently includes 5            governing the exchange debenture
                        members), voting as a separate class,
                        until Stone declares and pays the
                        accumulated dividends on the Series E

                                                                               6

Historical financial data                                              Section 2
--------------------------------------------------------------------------------


Section 2

Historical financial data

Historical financial data                                              Section 2
--------------------------------------------------------------------------------


SSCC financial summary overview


($mm, except per ton amounts)                                              Historical financials/(1)/
                                        --------------------------------------------------------------------------------------------
                                             1995        1996       1997       1998       1999       LTM 03/31/00      LQ run rate
------------------------------------------------------------------------------------------------------------------------------------
Commodity prices ($/ton)
Linerboard                                   $507        $374       $331       $366       $391            $409              $432
Old corrugated containers (OCC)               126          46         76         56         66              75                82

JSC sales                               $ 4,093.0    $3,410.0   $2,957.0   $3,043.0   $3,295.0        $3,476.0          $3,640.0
STO sales                                 7,351.2     5,141.8    4,696.0    4,719.0    4,341.0         4,421.0           4,572.0
STL sales                                   870.0       719.0      691.4      791.9      915.8           999.6           1,128.8
Pro forma combined sales                 12,314.2     9,270.8    8,344.4    8,553.9    8,551.8         8,896.6           9,340.8
 Growth                                        NA       (24.7%)    (10.0%)      2.5%       0.0%             NA                NA

JSC EBITDA                                  777.0       516.0      303.0      313.0      369.0           402.0             368.0
STO EBITDA/(2)/                           1,231.8       460.2      213.0      215.0      493.0           638.0             844.0
STL EBITDA                                  249.0        74.0       44.9       76.3      142.1           165.8             179.5
Pro forma combined EBITDA                 2,257.8     1,050.2      560.9      604.3    1,004.1         1,205.8           1,391.5
 Margin                                      18.3%       11.3%       6.7%       7.1%      11.7%           13.6%             14.9%

Net income (as reported)                    243.0       112.0        1.0     (200.0)     157.0           285.0             160.0

Depreciation and amortization/(3)/          543.8       504.8      489.2      471.9      497.0           498.6             476.9
Capital expenditures/(3)/                   673.9       419.0      347.0      479.2      213.1           242.2             289.0

(1) Jefferson Smurfit Corporation merged with Stone Container Corporation on November 18, 1998 to form SSCC. SSCC acquired St. Laurent ("STL") on
    May 31, 2000. Pro forma historical financial ("STL") on May 31, 2000. Pro forma historical financial results reflect the sum of the actual results reported by three entities.
(2) Pro forma for the sale of Abitibi-Consolidated.
(3) Depreciation and amortization and capital expenditures are the summation of the actual number reported for STO, JSC and STL.

Historical financial data                                              Section 2
--------------------------------------------------------------------------------


Stone financial summary overview

                                 Historical combined STO & STL                     LTM 03/31/00                LQ run rate
                        -------------------------------------------------    --------------------------  --------------------------
                                                                              Actual     Pro forma for    Actual     Pro forma for
                                                                                STO     the acquisition    STO      the acquisition
($mm)                     1995      1996       1997       1998      1999       alone    of St. Laurent    alone     of St. Laurent
-----------------------------------------------------------------------------------------------------------------------------------
STO sales               $7,351.2  $5,141.8   $4,696.0   $4,719.0  $4,341.0    $4,421.0     $4,421.0      $4,572.0      $4,572.0
STL sales                  870.0     719.0      691.4      791.9     915.8           -        999.6             -       1,128.8
Pro forma
  combined sales         8,221.2   5,860.8    5,387.4    5,510.9   5,256.8     4,421.0      5,420.6       4,572.0       5,700.8
Growth                        NA     (28.7%)     (8.1%)      2.3%     (4.6%)        NA           NA            NA            NA

STO EBITDA               1,231.8     460.2      213.0      215.0     493.0       638.0        638.0         844.0         844.0
STL EBITDA                 249.0      74.0       44.9       76.3     142.1           -        165.8             -         179.5
Pro forma combined
  EBITDA                 1,480.8     534.2      257.9      291.3     635.1       638.0        803.8         844.0       1,023.5
Margin                      18.0%      9.1%       4.8%       5.3%     12.1%       14.4%        14.8%         18.5%         18.0%

Pro forma EBIT           1,059.0     154.4     (104.3)     (46.6)    272.1       350.0        519.6         572.0         749.9
Margin                      12.9%      2.6%     (1.9%)     (0.8%)      5.2%        7.9%         9.6%         12.5%         13.2%

Net income as reported     256.0    (126.0)    (418.0)    (749.0)    (77.0)       16.0           NM         112.0            NM

Depreciation and
   amortization/(1)/       421.8     379.8      362.2      337.9     363.0       288.0        367.6         272.0         356.9
Capital
   expenditures/(1)/       543.9     299.0      181.0      216.2     144.1        98.0        172.2         124.0         217.0

(1) Depreciation and Amortization and Capital expenditures are the summation of the actual numbers reported for STO & STL.

Historical financial data                                              Section 2
--------------------------------------------------------------------------------

Comparison of credit statistics

                                                                                   SSCC
                                        --------------------------------------------------------------------------------------------
                                           SSCC alone                   LTM 3/31/00                         LQ run rate
                                        ---------------     -----------------------------------  -----------------------------------
                                                                             Pro forma for the                    Pro forma for the
                                                                             acquisition of St.                   acquisition of St.
                                        1998      1999      Actual - SSCC         Laurent        Actual - SSCC         Laurent
------------------------------------------------------------------------------------------------------------------------------------
Pro forma EBITDA/interest                0.8x      1.7x           2.2x              2.2x               2.8x              2.7x
(Pro forma EBITDA - Capex)/interest      0.2       1.4            1.8               1.7                2.4               2.2
Senior secured debt/pro forma EBITDA     6.9       2.3            2.5               2.9                2.2               2.5
Senior debt/pro forma EBITDA            10.6       4.6            3.9               4.0                3.4               3.5
Total debt/pro forma EBITDA             12.5       5.5            4.7               4.6                4.0               4.1

Note: SSCC's credit statistics are shown pro forma for the merger of Jefferson
      Smurfit with Stone Container. The credit statistics that are pro forma for the acquisition of St. Laurent include $50 million in estimated synergies.

                                                                                  Stone
                                       -----------------------------------------------------------------------------------------
                                         Stone alone                  LTM 3/31/00                         LQ run rate
                                       ---------------    -----------------------------------  ---------------------------------
                                                                           Pro forma for the                   Pro forma for the
                                                           Actual - Stone  acquisition of St.  Actual - Stone  acquisition of St.
                                        1998      1999         alone            Laurent            alone            Laurent
--------------------------------------------------------------------------------------------------------------------------------
EBITDA/interest                          0.5x     1.5x           2.0x             2.0x               2.6x             2.5x
(EBITDA - capex)/interest                0.1      1.2            1.7              1.6                2.2              2.0
Senior secured debt/EBITDA               9.4      2.6            3.1              3.4                2.3              2.7
Senior debt/EBITDA                      14.5      4.8            3.9              4.0                2.9              3.2
Total debt/EBITDA                       18.7      6.4            5.1              4.9                3.8              3.9

Historical financial data                                              Section 2
--------------------------------------------------------------------------------

JSC (U.S.) financial summary overview

                                                                        Historical financials
                                  --------------------------------------------------------------------------------------------------
($mm)                               1995          1996          1997         1998          1999        LTM 03/31/00      LQ run rate
------------------------------------------------------------------------------------------------------------------------------------
Sales                             $4,093.0      $3,410.0      $2,957.0     $3,043.0      $3,295.0      $3,476.0          $3,640.0
Growth                                 N.A         (16.7%)       (13.3%)        2.9%          8.3%          N.A
JSC EBITDA                           777.0         516.0         303.0        313.0         369.0         402.0             368.0
STO/JSC merger synergies(1)          116.7         116.7         116.7        116.7          23.3          16.7              16.7
Pro forma EBITDA                     893.7         632.7         419.7        429.7         392.3         418.7             384.7
Margin                                21.8%         18.6%        14.2%         14.1%         11.9%         12.0%             10.6%
EBIT                                 655.0         391.0         176.0        179.0         235.0         271.0             248.0
Margin                                16.0%         11.5%         6.0%          5.9%          7.1%          7.8%              6.8%
Net income as reported                 243           112             1         (160)          272           307                88
Depreciation and amortization        122.0         125.0         127.0        134.0         134.0         131.0             120.0
Capital expenditures                 130.0         120.0         166.0        263.0          69.0          70.0              72.0

--------------
(1) Assumes that one-third of the merger synergies are captured at Jefferson Smurfit. SSCC announced that it achieved $280 million in aggregate synergies during 1999, and that it was on schedule to realize $300 million in 2000. Synergies of $116.7 million ($350*(1/3)), $23.3 million (($350-280)*(1/3)), and $16.7 million (($350-300)*(1/3)) have been added to the historical periods, 1995-1998, 1999, and LTM/LQ Run Rate, respectively to show how the combined company would have performed.

Historical financial data                                              Section 2
--------------------------------------------------------------------------------

JSC (U.S.) credit statistics

                                                     Historical
                                     ------------------------------------------
                                     1998    1999    LTM 03/31/00   LQ run rate
-------------------------------------------------------------------------------
EBITDA/interest                       1.6x    2.1x        2.6x          3.4x
(EBITDA - capex)/interest             0.3     1.7         2.1           2.7
Senior secured debt/EBITDA            5.1     1.8         1.7           1.9
Senior debt/EBITDA                    8.0     4.2         4.0           4.3
Total debt/EBITDA                     8.2     4.4         4.1           4.5

Historical financial data                                             Section 2
-------------------------------------------------------------------------------

Analysis of selected high yield securities

                                                              LTM 3/31/00
                             ----------------------------------------------------------------------------
                             Stone(1)  Smurfit-    Gaylord     Kappa    Norampac  Packaging    Riverwood
                                       Stone(1)   Container  Packaging            Corp. of   International
                                                                                   America
----------------------------------------------------------------------------------------------------------
EBITDA/interest                2.0x      2.2x       1.3x       2.2x       5.0x      2.8x         1.5x
(EBITDA - capex)/interest      1.6       1.7        1.0        1.3        4.9       2.1          1.2
Debt/EBITDA                    4.9       4.6        8.2        4.8        2.0       3.2          6.3

                                                              LQ run rate
                             --------------------------------------------------------------------------------
                             Stone(1)  Smurfit-    Gaylord     Kappa    Norampac  Packaging    Riverwood
                                       Stone(1)   Container  Packaging            Corp. of   International
                                                                                   America
----------------------------------------------------------------------------------------------------------
EBITDA/interest              2.5x      2.7x       1.3x       2.2x       5.8x      3.5x       1.4x
(EBITDA - capex)/interest    2.0       2.2        0.8        1.1        4.9       2.3        1.1

(1)  Pro forma for the acquisition of St. Laurent.

                                                                              Rating
                                                                          ---------------
                                        Issue          Coupon   Maturity   Moody's  S&P   Yield to worst
--------------------------------------------------------------------------------------------------------
Gaylord Container Corp.          Sr. Notes              9.375  06/15/2007  Caa1     B-        13.98
Gaylord Container Corp.          Sr. Notes              9.750  06/15/2007  Caa1     B-        13.88
Gaylord Container Corp.          Sr. Sub Notes          9.875  02/15/2008  Caa2     CCC+      19.03
Kappa Beheer BV (Dollar)         Sr. Sub Notes         10.625  07/15/2009  B2       B         10.32
Kappa Beheer BV (Euro)           Sr. Sub Notes         10.625  07/15/2009  B2       B         10.22
Kappa Beheer BV (Euro)           Sr. Sub. Disc. Notes  12.500  07/15/2009  B2       B         11.77
Norampac Inc.                    Sr. Notes              9.500  02/01/2008  B1       BB        10.08
Packaging Corp of America        Sr. Sub Notes          9.625  04/01/2009  B2       B+         9.66
Riverwood Int'l                  Sr. Notes             10.250  04/01/2006  B3       B-        11.12
Riverwood Int'l                  Sr. Notes             10.625  08/01/2007  B3       B-        11.15
Riverwood Int'l                  Sr. Sub Notes         10.875  04/01/2008  Caa1     CCC+      13.24

Selected analysis                                                      Section 3
-------------------------------------------------------------------------------

Section 3


Selected analysis

Selected analysis                                                      Section 3
--------------------------------------------------------------------------------
Series E Preferred Stock trading performance

Since the merger between JSC and Stone on November 18, 1998, the Series E Preferred has traded between $14.13 and $23.50

                             [GRAPH APPEARS HERE]

                           Daily: 11/19/98 - 8/04/00

Source:  Factset.

Selected analysis                                                      Section 3
--------------------------------------------------------------------------------
Series E Preferred stock vs. SSCC common stock trading performance

The Series E Preferred Stock price has been closely correlated to the Smurfit-Stone stock price since the merger

                             [GRAPH APPEARS HERE]


                   Daily: November 19, 1998 - August 4, 2000

           ---Smurfit-Stone Common Share ---Series E Preferred Stock

Selected analysis                                                      Section 3
--------------------------------------------------------------------------------
Series E Preferred Stock trading analysis

The sum of the accrued dividends and the conversion value (parity) is nearly as large as the $15.125 price (as of 8/4/00) of the Series E Preferred

Conversion value                   $ 8.20
(.729 SSCC) as of 8/4/00
Accrued dividends                    6.07
Total                              $14.27

                             [GRAPH APPEARS HERE]

                   Daily: November 19, 1998 - August 4, 2000

---Series E Stock price ---Parity ---Price less Parity ---Price less parity less accrued dividends

Note: Parity equals to 0.729 multiplied by the Smurfit-Stone common stock price.

Selected analysis                                                      Section 3
--------------------------------------------------------------------------------


Series E summary market statistics

                             Series E                           As a % of total
                          stock price(1)  Parity(1)(2)  Volume    preferred(3)
-------------------------------------------------------------------------------
Stock price as of 8/4/00     $15.125          $ 8.20     2,300       0.05%
1 year high (12/31/99)        23.50            17.91     1,300       0.03
1 year low (8/4/00)           15.125            8.20     2,300       0.05
1 month daily average         16.15             9.19     3,633       0.08
3 month daily average         16.58             9.84     4,207       0.09
6 month daily average         17.20            10.64     4,698       0.10
12 month daily average        19.42            13.30     5,849       0.13

(1)  Based on closing price.
(2)  Smurfit-Stone common stock price multiplied by the exchange ratio.
(3)  Based on 4.6 million shares outstanding.

Source:  Factset.

[_] The only Series E stockholder who owns more than 5 percent of the outstanding preferred shares is Mariner Investment Partners with 9.9 percent.

Selected analysis                                                      Section 3
--------------------------------------------------------------------------------

Equity derivative valuation



The equity derivatives valuation excludes the value of the accrued dividends

 . An equity derivatives model values the preferred shares based on the components of the preferred shares value:
   -  the dividend and redemption payments
   -  the conversion option

 . The principal assumptions effecting the equity derivative model's valuation of the preferred include:
   -  timing of the receipt of the dividends
   -  volatility in the Smurfit-Stone share price
   -  discount rate for the expected dividends and liquidation payment

                                        Series E                                        Series A
-----------------------------------------------------------------------------------------------------------------------------------
Liquidation                             $25                                             $25
Conversion feature                      Convertible into shares of SSCC                 Convertible into shares of SSCC
Conversion ratio                        0.7293                                          0.7293

Assumptions(1)
Maturity date                           100 years                                       12 years
SSCC share price                        $11.25                                          $11.25
SSCC volatility                         35% - 45%                                       35% - 45%
Discount rate                           12.7% - 14.7%                                   12.7% - 14.7%
Theoretical value                       $14.49 - 16.54                                  $18.96 - 20.62

(1) Assumes all Series E and Series A Preferred Stock dividends are paid in cash on a quarterly basis and that the common shares do not pay a dividend during the life of the preferreds.

Selected analysis                                                      Section 3
--------------------------------------------------------------------------------
Dividend discount model

We have created a number of scenarios related to the timing of cash dividend payments to compare the relative values of the Series E and the Merger Consideration

-  dividends paid in cash
-  cash dividends paid when permitted under borrowing agreements
-  no dividends declared prior to redemption
- no cash dividends declared prior to redemption; non-cash dividends declared on Series A

 . We have valued the cash flows as of August 8, 2000 for each of the Series E and Series A based on various assumptions related to the payment of dividends and the date of redemption/conversion

 .  Payment of dividends

   - timing of declaration: the board may elect not to declare dividends based on restrictions imposed under borrowings or for any other reason

   - form of dividend: under certain circumstances, the Series A dividends may be paid in additional Series A shares

   - accrued dividends: Series E accrued dividends are assumed to be paid on the first cash dividend declaration

 .  Redemption/conversion scenarios

   -  2/15/01 at $25.175/share
   -  2/15/02 at $25/share
   -  2/15/12 at $25/share
   -  non-redemption in the case of the Series E
   - assumes that the value at conversion equals the liquidation value/optional redemption value

 .  All scenarios assume that the merger closes on 10/15/00
 . All scenarios assume $0.12 per share for certain merger-related legal expenses

Selected analysis                                                      Section 3
--------------------------------------------------------------------------------

Scenario I: All cash dividends


 .  Series E:  begins paying cash dividends with the 2/15/01 dividend payment
 .  Series A:  begins paying cash dividends after the merger is closed

                                                 Assumed date of redemption/conversion
            -------------------------------------------------------------------------------------------------------------------
                     02/15/01                     02/15/02                     02/15/12                   Perpetual/2012
            --------------------------  ---------------------------  ---------------------------  -----------------------------
 Discount                    Merger                       Merger                       Merger                        Merger
   Rate      Series E    consideration    Series E    consideration    Series E    consideration     Series E    consideration
-------------------------------------------------------------------------------------------------------------------------------
   10.0%      $30.61        $30.69         $29.85        $29.93         $26.20         $26.29         $23.91         $26.29
   12.5        30.25         30.38          29.01         29.13          23.01          23.14          20.34          23.14
   15.0        29.91         30.08          28.20         28.38          20.48          20.65          17.94          20.65
   17.5        29.57         29.79          27.44         27.66          18.45          18.66          16.21          18.66
   20.0        29.25         29.50          26.72         26.98          16.80          17.06          14.89          17.06

                          Difference                   Difference                    Difference                    Difference
   10.0%                    $ 0.08                       $ 0.08                        $ 0.08                        $ 2.37
   12.5                       0.13                         0.13                          0.13                          2.79
   15.0                       0.17                         0.17                          0.17                          2.71
   17.5                       0.21                         0.21                          0.21                          2.45
   20.0                       0.26                         0.26                          0.26                          2.16

Selected Analysis                                                      Section 3
--------------------------------------------------------------------------------

Scenario II: Dividends are paid in cash to the extent they are permitted under borrowing agreements

 . Series E: begins paying cash dividends in May 2003 when, based on the Company's projections, Stone's restricted payment baskets are forecasted to be positive

 .  Series A:  begins paying cash dividends after the merger is closed

                                          Assumed date of redemption/conversion
            -------------------------------------------------------------------------------------------------
                   02/15/01                 02/15/02                 02/15/12              Perpetual/2012
            ----------------------   ----------------------   ----------------------   ----------------------
Discount    Series      Merger       Series      Merger       Series      Merger       Series      Merger
  Rate        E      consideration     E      consideration     E      consideration     E      consideration
-------------------------------------------------------------------------------------------------------------
10.0%       $30.61      $30.69       $29.19       $29.93      $24.61      $26.29       $22.32      $26.29
12.5         30.25       30.38        28.21        29.13       21.12       23.14        18.45       23.14
15.0         29.91       30.08        27.28        28.38       18.31       20.65        15.78       20.65
17.5         29.57       29.79        26.40        27.66       16.04       18.66        13.80       18.66
20.0         29.25       29.50        25.57        26.98       14.17       17.06        12.26       17.06

                      Difference                Difference              Difference               Difference
10.0%                   $ 0.08                    $ 0.74                  $ 1.67                   $ 3.96
12.5                      0.13                      0.93                    2.02                     4.69
15.0                      0.17                      1.10                    2.34                     4.87
17.5                      0.21                      1.26                    2.62                     4.86
20.0                      0.26                      1.41                    2.89                     4.80

Selected analyis                                                       Section 3
--------------------------------------------------------------------------------


Scenario III: No dividends are declared

[_] Series E:  no cash dividends are paid

[_] Series A:  no cash dividends are paid, no non-cash dividends are paid

                                                     Assumed date of redemption/conversion
             ---------------------------------------------------------------------------------------------------------------------
                      02/15/01                       02/15/02                    02/15/12                  Perpetual/2012
             --------------------------     --------------------------     --------------------------   --------------------------
Discount                     Merger                         Merger                         Merger                       Merger
  Rate       Series E     consideration     Series E     consideration     Series E     consideration   Series E     consideration
----------------------------------------------------------------------------------------------------------------------------------
  10.0%       $30.61         $30.68          $29.19         $29.79          $17.08         $20.94              -        $20.94
  12.5         30.25          30.37           28.21          28.96           13.18          17.48              -         17.48
  15.0         29.91          30.06           27.28          28.18           10.23          14.86              -         14.86
  17.5         29.57          29.77           26.40          27.44            7.98          12.86              -         12.86
  20.0         29.25          29.48           25.57          26.73            6.26          11.32              -         11.32

                           Difference                     Difference                     Difference                   Difference
  10.0%                      $ 0.07                         $ 0.60                         $ 3.86                       $20.94
  12.5                        0.12                           0.76                            4.30                        17.48
  15.0                        0.16                           0.90                            4.63                        14.86
  17.5                        0.20                           1.04                            4.87                        12.86
  20.0                        0.24                           1.16                            5.06                        11.32

Selected analysis                                                      Section 3
--------------------------------------------------------------------------------


Scenario IV: No cash dividends are paid, but dividends are declared on the Series A

[_] Series E:  no cash dividends are paid

[_] Series A: dividends are declared quarterly and paid in additional Series A shares, not cash

                                           Assumed date of redemption/conversion

-----------------------------------------------------------------------------------------------------------------------------------
                      02/15/01                       02/15/02                       02/15/12                    Perpetual/2012
             --------------------------     --------------------------     --------------------------    --------------------------
Discount                     Merger                         Merger                         Merger                        Merger
  Rate       Series E     consideration     Series E     consideration     Series E     consideration     Series E    consideration
-----------------------------------------------------------------------------------------------------------------------------------
 10.0%        $30.61         $30.69          $29.19         $29.89          $17.08         $24.41                -       $24.41
 12.5          30.25          30.37           28.21          29.06           13.18          20.16                -        20.16
 15.0          29.91          30.07           27.28          28.27           10.23          16.94                -        16.94
 17.5          29.57          29.78           26.40          27.53            7.98          14.48                -        14.48
 20.0          29.25          29.49           25.57          26.82            6.26          12.59                -        12.59

                           Difference                     Difference                     Difference                    Difference
 10.0%                       $ 0.08                         $ 0.70                         $ 7.33                        $24.41
 12.5                          0.12                           0.85                           6.98                         20.16
 15.0                          0.16                           1.00                           6.70                         16.94
 17.5                          0.20                           1.13                           6.49                         14.48
 20.0                          0.24                           1.25                           6.33                         12.59

Selected analysis                                                      Section 3
--------------------------------------------------------------------------------

                        The mandatory redemption terms

                                             Smurfit-Stone shares to be issued at the mandatory redemption date
                          ----------------------------------------------------------------------------------------------------------
                                                                                    Equivalent average number of days trading volume
                                                                                    ------------------------------------------------
                          Smurfit-Stone  Shares to be issued      % of current                     Since St. Laurent
                           stock price    at redemption (mm)  Smurfit-Stone shares    July            purchase(1)              YTD
   At the current share        $5               23.0                   9%              17                 13                    11
price, the shares to be        10               11.5                   5                8                  6                     5
       issued under the        15                7.7                   3                6                  4                     4
   mandatory redemption        20                5.8                   2                4                  3                     3
      would approximate        25                4.6                   2                3                  3                     2
 4 days of year-to-date        30                3.8                   2                3                  2                     2
         trading volume

                          (1)  Closed on May 31, 2000.